Exhibit 14.1

Code of Conduct and Ethics

Table of Contents

1. Introduction	2
2. Compliance and Reporting	2
3. Outline of Ethics and Principles	3
4. Our Code of Conduct	6
4.1. Expected Conduct in the Workplace	6
4.1.1. Equal Opportunity For All	6
4.1.2. Discrimination and Harassment	6
4.1.3. Workplace Violence Policy	7
4.1.4. Workplace Safety Policy	7
4.1.5. Substance Abuse	7
4.1.6. Gambling Policy	8
4.1.7. Privacy Policy	8
5. Conflict of Interest	9
5.1. Improper Personal Benefits, Personal Gain and Advantage	9
5.2. Senior Financial Officers Special Responsibilities	11
5.3. Political Interest, Activism or Running for Public Office	11
6. Compliance with Laws, Rules and Regulations	12
7. Anti-Bribery and Corruption	14
8. Public Disclosure	14
9. Corporate Opportunities	15
10. Company Assets	15
11. Confidentiality	16
12. Fair Dealing	17
13. Rules of the Workplace	17
13.1. Employee Dress Code and Hygiene	17
13.2. Attendance/Time Away From the Worksite	18
14. Specific Written Agreements	18
15. Enforcement	18
16. Administration	18

Code of Conduct and Ethics

1.	Introduction

All employees, officers, and directors of Beeline Holdings, Inc. and each of its subsidiaries (collectively, the “Company”) are responsible for conducting themselves in compliance with this Code of Conduct and Ethics (the “Code”). The Company adopted this Code in order to assist the Company and its employees, officers and directors with the Company’s goals of conducting its business and affairs in accordance with applicable laws, rules, and regulations and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

The Company expects that any consultants or other service providers it retains will adhere to the Code. In addition, for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder, Sections I through IV of the Code shall constitute the Company’s code of ethics for “Senior Financial Officers” (as defined in Section I below).

2.	Compliance and Reporting

Employees, officers, and directors should strive to identify and raise potential issues before they lead to problems for the Company and should ask about the application of the Code whenever there is a question as to whether a violation of the Code has occurred or will occur. Any employee or officer who becomes aware of any existing or potential violation of the Code should promptly notify the appropriate supervisor. Should the Chief Executive Officer, the Chief Financial Officer, and/or the Chief Accounting Officer (collectively, the “Senior Financial Officers”) or any director become aware of an existing or potential violation of the Code, he or she should promptly notify the Company’s general counsel or outside counsel, if no general counsel exists. The Company shall take such disciplinary, corrective or preventative action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. The Company does not tolerate retribution, retaliation, or adverse personnel action of any kind against any person for lawfully reporting a situation of potential noncompliance with the Code, or providing to the Company or any law enforcement or other governmental agency any information or assistance relating to the commission or possible commission of any federal or state offense.

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Code of Conduct and Ethics

The Senior Financial Officers have a responsibility to create an environment within the Company in which compliance with the Code is treated as a serious obligation and in which violations of the Code are not tolerated. The Senior Financial Officers will establish and, if necessary, modify the procedures by which violations of the Code are to be reported.

Furthermore, Beeline’s Executive Team is committed to ensuring that all employees have unfettered access to a secure, easy to use resource for anonymously reporting any unethical, illicit and or fraudulent activity taking place within the company. We use an external, independent whistleblower reporting hotline vendor, Lighthouse Services. Below is the contact information / access options for this service.

Website: Lighthouse Services

Telephone:

●	English speaking USA and Canada: (833) 400-0013
●	Spanish speaking North America: (800) 216-1288
●	Employees outside of North America: (800) 603-2869 (must dial country access code first click here for access codes and dialing instructions)

E-mail: reports@lighthouse-services.com (must include company name with report)

Fax: (215) 689-3885 (must include company name with report)

3.	Outline of Ethics and Principles

We at Beeline are committed to conducting our core business of mortgage lending, as well as providing an excellent home loan financing experience to all of our customers, in a manner that is only guided by the highest ethical standards and practices. Our goal is to gain and to maintain the trust, confidence and respect of all of our customers, vendors, investors, regulatory agencies, the communities that we serve and most of all, our fellow employees.

The following represent the core attributes of our organization’s ethics, the integrity of our business practices and the overall manner in which we operate on an ongoing basis.

●	As required by our organization’s Privacy Policy, all customer and company information/data will be handled in the most stringent and secure manner possible. On an annual basis, all employees are required to acknowledge their understanding and compliance to this policy as well as the Information Security Policy.

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Code of Conduct and Ethics

●	Any actions or conduct by any of our employees that may represent or in any way create the appearance of a conflict of interest between them and Beeline is prohibited. Any situations that may arise must be reported immediately to the company’s Human Resources (HR) Team or to the General Counsel & COO.

●	Employees, under any circumstances, will not solicit or accept gifts from any customer, vendor, individual or another employee as such actions may unduly influence our objectivity. Per Beeline’s Employee Handbook, the lone exception to this is an unsolicited, non-cash gift(s) with an annual, aggregate value equal to or less than $150. A gift card of this nature may be accepted from an existing vendor or external party that we conduct business with. Please note that these instances of gratitude must be reported to your direct manager at the time it occurs.

** This does not include business lunches, dinners or events that the vendor or external party invites an employee to as part of their ongoing business relationship. Attending vendor-paid events should be limited to authorized employees only. Before doing so it is the responsibility of the employee to ensure that they have informed their Manager of the invitation. If there are any questions, concerns related to this matter it is to be referred to the HR Department or to the General Counsel for further guidance. A prudent view of each invitation is required before accepting and great care must be taken to ensure it doesn’t place them and/or Beeline in any situation which may be viewed as unethical, improper or suspect. It is the employee’s responsibility to ascertain that the value of any event attended is not in excess of the norm and will not have any undue influence on their judgment in conducting business with the vendor.

●	Employees are prohibited from “moonlighting” or having an active working relationship with any of our competitors, vendors or other organizations within the real estate financing space or with any that offer complimentary or supplemental services related to real estate transactions. If the employee possesses an NMLS number or a State MLO license, it should be registered through Beeline Loans, Inc. only.

This is not intended to prohibit or restrict any employee from working a “second job or profession” outside of the company that doesn’t present a conflict of interest as noted in the preceding paragraph. Great care should be taken to ensure that your other job or profession does not interfere with your ability to properly perform your duties at Beeline. It is advisable that you let your HR representative or Manager at Beeline know about your second job or external professional activities that you are involved in.

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Code of Conduct and Ethics

●	Employees will refrain from referring our customers to alternative providers of mortgage banking or real estate based services such as attorneys, insurance agents, appraisers, real estate professionals, title or financing, if it will present any appearance of a conflict of interest or an undue liability to Beeline. Beeline does provide approved home loan customers with options / choices for real estate professionals / agents, closing services, title services as part of our loan process. In the event a customer is unsuccessful in securing financing from Beeline, the assigned Loan Guide or Local Partner, if requested by the customer, may take the liberty to provide them with alternative, legitimate, loan financing resources they can look into. No referrals may ever violate the law or regulations to which Beeline is bound (such as RESPA).

●	Under no circumstances shall any employee ever accept a referral or finders fee from any provider of real estate services, mortgage banking related services or any other services associated with the home loan process in violation of the Real Estate Settlement Procedures Act (RESPA).

●	Any related party transactions will be assigned to an employee that is not related to nor affiliated with the person requesting the financing to complete. This includes transactions where the customer is a relative of an employee or the employee has an ownership interest in the property being financed

●	In handling or assisting a customer with a loan application, Loan Guides or any other Beeline representative will always take the appropriate steps to ensure that all information provided is complete, accurate and to the best of their knowledge, truthful. Beeline employees are obligated to ensure that no misleading or false information is knowingly included in the customer’s application. Compliance to all applicable laws and regulations pertaining to the mortgage loan financing process is required by all Beeline employees

●	All Beeline employees will treat our customers, as well as fellow employees, vendors, investors, external parties or any other individuals with the utmost respect and dignity. Care will be taken to consider each and every person’s questions, commentary or any other type of interaction they may have with you in a positive, respectful, equitable manner.

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Code of Conduct and Ethics

4.	Our Code of Conduct

The key areas that our employee code of conduct policy focuses on are:

●	Expected conduct in the workplace
●	Equal opportunity for all
●	Avoiding conflict of interest
●	Compliance with laws, rules and regulations
●	Anti-bribery and corruption
●	Protecting company assets
●	Employee attendance & time away from work

4.1.	Expected Conduct in the Workplace

Beeline defines its workplace as any physical or digital/electronic medium where the employee is conducting Beeline business and executing their positional responsibilities. Essentially, it is wherever an employee is working at the time. This includes in the physical office facilities, remotely from home or another location, while traveling on business (or pleasure if need be), in a public setting, at a company-sanctioned or community event or out in the internet/cyberspace.

The basic guidelines are to conduct yourself in a professional, respectful and dignified manner. At Beeline, our company personality is relaxed, caring and committed to our customers, as well as to each other. That being said, we must all remember that we represent each and every person at Beeline when we are conducting business with customers, vendors, within the communities that we serve or with any other external parties that we engage with. Of equal importance is how we communicate and conduct ourselves within our own, internal work environment. This centers on our relationships and behavior towards all of your Beeline colleagues or partners. It’s a heavy burden to carry as individuals but not a difficult one. We simply want you to be yourselves but using a great deal of common sense and respect.

The following are the key policies and practices everyone should focus on.

4.1.1.	Equal Opportunity For All

We at Beeline are fully committed, as well as deeply invested in the practice of “Equal Opportunity For All”. This is integrated in our customer service, employee hiring and career advancement practices. Our employment and hiring practices are designed to comply with both federal and state Equal Opportunity Employment (EEO) laws. In making employment and personnel decisions, the Company employment decisions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, religion, national origin, age, disability, veteran status, citizenship, sexual orientation, gender identity, or marital status. Beeline’s General Counsel and COO is the primary contact regarding any questions, concerns or complaints that you may have. In the event this person is not available, you may direct your inquiry to either the Associate General Counsel or to the Human Resources Department of Beeline. Here is a link to the federal Equal Employment Opportunity Commission (EEOC) which outlines the EEOC regulations they oversee. EEOC

4.1.2.	Discrimination and Harassment

Beeline as a company, with the full support and advocacy for such by the Executive Management Team, will not tolerate, under any circumstances, any discriminatory actions or forms of harassment (sexual or otherwise ) initiated or carried out by any of its employees or its vendors. This will include individuals or groups which include, but not limited to, Beeline customers, co-workers, business associates, vendors, external third parties, community organizations or individual members of such. Our policies are designed to specifically target all such activity with discipline of up to and including termination. Any employee witnessing or is / has been the target of such treatment is asked to report it immediately to the General Counsel & COO or in their absence to the Associate General Counsel or to the Human Resources Department of Beeline. All company employees also have access to our independent, anonymous whistleblower hotline to report any form of harassment or other unethical conduct outlined in this policy. Lighthouse Services

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Code of Conduct and Ethics

4.1.3.	Workplace Violence Policy

Any violence or harmful act threatened or attempted against any Beeline employee, vendor or other associate will not be tolerated (this may include physical harm or violence or harm through the web or email). Any employee, customer or other individual/external party that threatens physical violence or other form of harmful action against any of these individuals will be referred to the local, state and or federal law enforcement agencies for further action to be taken. If at any time, an employee, another individual or a customer enters the Beeline office facility/campus and has been rumored to, actually threatens to or is attempting to harm anyone will be subject to removal from the facility/campus immediately. As safely as possible, the intended target(s) are to be moved to a secure area and immediately dial 911 for the local police department’s assistance. Any employee or a vendor’s employee who perpetrates any act of harm or violence in the Beeline office workplace/campus will be barred from reentering the premises and will be subject to termination of employment or of their vendor contract with the company.

4.1.4.	Workplace Safety Policy

The safety of all Beeline employees, customers, vendors or other parties working or visiting a Beeline facility is of utmost priority to the company. The appropriate security protocols/controls are in place to physically prevent unauthorized access to our office facility. In addition, procedures for the safe evacuation of all building inhabitants/tenants are in place in event a notable disaster occurs that requires such. The facility’s fire detection and alarm systems have been tested and verified as current with applicable state fire code requirements.

All employees are asked to be diligent and consciously aware of all activity around you. Anything out of the norm, looks suspicious or if any person may be acting suspiciously, you are to notify a member of your management team or the building’s security of such. Suspicious items such as unattended backpacks or packages left in out of the ordinary places, unmarked canisters or unusual-looking aerosol dispensers left alone in uncommon areas of the facility are examples of some of the things we should be attentive to.

4.1.5.	Substance Abuse

The use of non-prescribed pharmaceuticals or recreational drugs in any Beeline worksite or on company time (work or social events) is prohibited. For alcohol consumption, no employees may perform their work duties under the influence of alcohol. Events such as office-sponsored socials (on-site or at an external venue) or in-office celebrations and holiday events that are authorized by a member of the Executive Management Team are acceptable. No employees or attendees under the legal drinking age of 21 years old will be allowed to consume any alcohol at these gatherings.

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Code of Conduct and Ethics

If an employee is suspected to be using or selling drugs or unauthorized alcohol consumption on the company premises or during their work hours they will be closely observed and then at the proper time, questioned about such by the appropriate Beeline Management. Each situation is handled on a case-by-case basis with consideration given to the individual employee’s past history on such matters. Any employee who is found to be under the influence of drugs or alcohol will immediately be sent home until further notice. After proper review of the situation by the HR Manager and or the General Counsel & COO the appropriate disciplinary measure will be recommended, up to and including termination. If any employee is found to be dealing/selling drugs at any time, on or off company premises, they will be subject to immediate termination and if necessary, reported to the local law enforcement authorities.

Beeline Management is committed to assisting any employee who admittedly has a substance abuse problem. The company will help the employee by directing them to the appropriate substance abuse treatment referral service that can assist them in getting the proper professional placement needed to best address their issue(s). This support is provided in a confidential, discretionary, non-discriminatory manner, as each situation will present a different history and set of circumstances.

4.1.6.	Gambling Policy

Gambling on company time, premises or through the use of any Beeline-issued technology or online connectivity is strictly prohibited. This includes any employee personally visiting legal or illicit gambling venues during their work hours (local casinos, off-track betting or Book Makers (aka. Bookie’s)) or logging into online gambling sites (legal or illicit) to place wagers, bets, etc.

Any employee found to have violated this policy will be subject to disciplinary action up to and including termination.

4.1.7.	Privacy Policy

All employees are required to adhere to Beeline’s Privacy Policy. Our policy is designed to ensure the most secure handling, protection and maintenance of any Beeline customer’s or employee’s personally identifiable information (PII) obtained. In addition, our protocol also includes security over and restrictions on the access to, use of and transmission of any company confidential, proprietary trade secrets, vendor, contractual and financial information/data. Any intentional circumvention or violation of this policy by an employee is also subject to the appropriate disciplinary action up to and including termination of employment with the company. Our Privacy Policy is presented on the Beeline website, as well as accessible to all employees in the company’s policy and procedures share drive.

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Code of Conduct and Ethics

5.	Conflict of Interest

Beeline’s corporate reputation is only as good as that of its Leadership Team and its overall employee and supporting vendor bases. The company relies heavily on the actions and performance of each and every one of our employees and vendors to maintain its reputation as a highly ethical organization, which emboldens the greatest degree of integrity and transparency in the mortgage lending marketplace, as well as in the communities that we serve. It is essential that all Beeline employees avoid relationships, activities and situations that will be harmful to the company, as well as to themselves both professionally and personally. This includes any that will or may appear to affect their ability to make objective, honest and fair decisions.

All business decisions must be made in the Company’s best interest. A “conflict of interest” arises when an individual’s judgment is or may be influenced by considerations of improper personal gain or benefit to the individual or another person. Even if no actual conflict of interest occurs, situations that create the appearance of a conflict may harm the Company’s public relations or cause other problems damaging to the Company, and, as such, also should be avoided. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved in advance by the Company.

5.1.	Improper Personal Benefits, Personal Gain and Advantage

An employee, officer, or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members or for any other person, including loans or guarantees of obligations, from any other person or entity. In this regard, service to the Company should never be subordinated to personal gain and advantage. To the extent possible, conflicts of interest should always be avoided. Any employee, officer, or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should promptly discuss the matter with the General Counsel or outside counsel, if no general counsel exists.

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Code of Conduct and Ethics

Transactions with outside firms must be conducted within a framework established and controlled by the executive level of the Company. Business dealings with outside firms should not result in unusual gains for those firms or their employees. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the outside firm, its employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval.

An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company’s business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if employees have any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to an officer of the Company as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Personal gain may result not only in cases where an employee or relative has an ownership interest in a firm with which the Company does business, but also when an employee or relative receives any kickback, bribe, substantial gift or special consideration from any Company, customer, or vendor. Any employee who receives a gift from a customer or vendor must advise his or her supervisor immediately. If the supervisor determines that the gift is of a normal and customary nature (e.g., not excessively expensive), the employee may retain the gift. If the gift is determined by the supervisor to be excessive, the employee must return the gift with a brief explanation that it is against the Company’s policy for employees to accept gifts of an excessive nature. Employees who do not report the receipt of gifts to their immediate supervisor will be subject to disciplinary action up to and including termination. In addition, employees who solicit gifts will be subject to disciplinary action, up to and including termination.

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Code of Conduct and Ethics

5.2.	Senior Financial Officers Special Responsibilities

In addition, as a result of their close relationships to the Company and its business, the Senior Financial Officers have a special responsibility to: refrain, without the approval of the Board of directors, from transacting business with the Company through any entity in which the officer or a member of his or her immediate family owns all or a controlling interest; refrain, without the approval of the Board of directors, from participating in other employment or serving as a director for other organizations if such activity reasonably could be expected to interfere with the officer’s ability to act in the best interests of the Company or reasonably could be expected to require the officer to use proprietary, confidential or non-public information of the Company; refuse gifts, favors or hospitality that would influence or appear to influence the recipient to act other than in the best interests of the Company; and report to the Board of directors any existing or potential director positions they hold, including positions on non-profit or charitable organization boards of directors.

5.3.	Political Interest, Activism or Running for Public Office

No one has the right to restrict or to coerce any individual to support or comply with their personal political beliefs or views. All Beeline employees are subject to this same basic rule. Beeline supports its employees’ rights to have political viewpoints, engage in acceptable, external activities for such or their right to hold a public office if they choose to do so. However, no employee is allowed to insinuate or to present in any form of communication or take action that creates the perception that as a company, Beeline supports that individual’s political views. The following are examples of prohibited conduct related to politically based activities.

●	No employee shall publicly or privately declare Beeline or any of its affiliated entities, partners, investors or key vendors to be proponents or supporters of any political party, ideology or movement.

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Code of Conduct and Ethics

●	If you declare your political party affiliation or express your viewpoints in a public setting or private gatherings, do not reference or associate Beeline, any member of its Leadership Team or its employee base as supporters of your political position or viewpoints.

●	All employees have the right to be politically active, engaged in supporting a person’s candidacy for a public office or even pursuing such for themselves. The rule of thumb is that employees are not allowed to associate their choices, actions or candidacy in any way with their employment at Beeline.

●	Beeline supports all of its employees in their right to freedom in their choices, activism or candidacy in any acceptable, legitimate and well meaning political movement. However, the company does not support any employee’s involvement in any that may cause or will bring harm to or promote any form of violence, hatred or bigotry towards anyone or any community in our society. Any involvement or affiliation to any of these is highly discouraged.

6.	Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules, and regulations.

It is both illegal and against Company policy for any employee, officer, or director who is aware of material, nonpublic information relating to the Company, any of the Company’s customers or clients or any other private or governmental issuer or securities, to purchase or sell any securities of those issuers, or recommend that another person purchase, sell or hold the securities of those issuers.

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Code of Conduct and Ethics

In general, information is “material” if it could affect a person’s decision to purchase, sell or hold a company’s securities. Material information includes, for example, a company’s anticipated earnings, plans to acquire or sell significant assets, and changes in senior executives. Employees, officers, and directors should try to limit transactions to times when it can reasonably be assumed that all material information about a company has been disclosed. All employees, and officers and directors of the Company in particular, should consult with the General Counsel, or outside counsel, if no general counsel exists, regarding the safest times to trade in the Company’s securities. In addition, employees, officers, and directors may not disclose material, nonpublic information about the Company or another company to any person (i) inside the Company, unless they need to know the information for legitimate business purposes, or (ii) outside of the Company, unless prior approval is obtained from management in consultation with the General Counsel, or outside counsel, if no general counsel exists. Bear in mind that this information belongs to the Company and no person may misappropriate it for anyone’s benefit. Providing a “tip” based on material, nonpublic information is unethical and illegal, and is prohibited, even if you do not profit from it. All employees must obtain clearance from the General Counsel, or outside counsel, if no general counsel exists, prior to trading in the Company’s securities.

Other laws, rules, regulations, and Company policies to which employees, officers and directors are subject relate to business practices. For example, employees, officers, and directors may not misrepresent facts, contractual terms or Company policies to a stockholder, service provider, or regulator. Even if done inadvertently, you must correct the misrepresentation as soon as possible after consulting with the General Counsel, or outside counsel, if no general counsel exists. In addition, employees, officers, and directors must adhere to appropriate procedures governing the retention and destruction of the Company’s records, consistent with applicable laws, regulations, Company policies, and business needs. No person should destroy, alter, or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. You should consult with, and follow the instructions of, the General Counsel or outside counsel, if no general counsel exists, in these situations.

Employees, officers, and directors must also comply with the U.S. Foreign Corrupt Practices Act, which prohibits American businesses, and in many cases their foreign subsidiaries, from offering, paying or authorizing payment to foreign government officials, political parties or their officials, or political candidates.

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Code of Conduct and Ethics

The Senior Financial Officers, in particular, have a responsibility to ensure compliance with the applicable rules and regulations of federal, state, and local governments and of appropriate public and private regulatory agencies or organizations.

In addition to adhering to established Company policies and procedures, these individuals must take steps to ensure that other employees and officers follow such policies and procedures.

Any employee, officer, or director who is uncertain about the legal rules and regulations to which he or she or the Company is subject should consult with the General Counsel or outside counsel, if no general counsel exists.

7.	Anti-Bribery and Corruption

Beeline is primarily focused on the compliance requirements for Anti-Money Laundering (AML) that are related to the mortgage lending environment. In addition, we monitor for any applicants that may be listed in the Office of Foreign Assets Control (OFAC) database and other exclusionary lists. From an ethics standpoint, Beeline is primarily focused on any adverse behavior by any employee that mirrors illicit actions noted in the Foreign Corrupt Practices Act (FCPA). Although the FCPA is directed at actions taken in US territories to bribe or entice foreign officials to facilitate political favors or actions that are beneficial to US companies or individuals, its basic premise applies to the activities Beeline does not condone in its business practices.

Bribery and corruption involving business associated with Beeline will present itself in the form of a non-Beeline entity, customer or other external source that attempts to circumvent Beeline policy to influence favorable treatment or outcome for themselves. It can also be the Beeline employee who initiates this type of activity that will ultimately benefit them. Any of these types of acts are strictly prohibited and any employee found to be a participant in such will be subject to immediate termination from the company. In addition, a criminal referral to the appropriate law enforcement agency and or other legal action may be initiated by Beeline.

8.	Public Disclosure

It is the Company’s policy that the information in its public communications and disclosures, including its filings with the SEC, be full, fair, accurate, timely and understandable. All employees, officers, and directors who are involved in the Company’s disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. Specifically, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts regarding the Company to others, whether within or outside the Company, including the Company’s independent accountants. In addition, any employee, officer or director who has a supervisory role in the Company’s disclosure process has an obligation to diligently discharge his or her responsibilities.

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Code of Conduct and Ethics

The Senior Financial Officers, in particular, must act in good faith and with due care and diligence in connection with the preparation of the Company’s public disclosures. The Senior Financial Officers must ensure that the financial statements and reports submitted to the SEC are full, fair, accurate, timely and understandable. The Senior Financial Officers must also promptly report any irregularities or deficiencies in the Company’s internal controls for financial reporting to the Board of directors.

9.	Corporate Opportunities

Employees, officers, and directors owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. In this regard, employees, officers, and directors are prohibited from (i) taking for themselves personally (or directing to a third party) business opportunities that are discovered through the use of Company property, information or position (unless the Company has already been offered the opportunity and rejected it); (ii) using Company property, information, or position for improper personal gain; and (iii) competing with the Company.

It may be difficult to decipher whether or not a particular personal benefit is proper, as sometimes both personal and Company benefits may be derived from certain activities. The best course of action in these circumstances is to consult with the General Counsel or outside counsel, if no general counsel exists.

10.	Company Assets

It is the responsibility of every Beeline employee to use any company asset, facility or other company-supported tool or technology in an ethical, responsible manner.

Any form of company-issued software, hardware, digital assets, proprietary systems, intellectual property or company/customer information should be handled in accordance with Beeline’s policies and their stated usage restrictions. All employees must be conscious of the fact that any illicit or unethical activity that they engage in while using any form of Beeline assets or data, will negatively affect the company’s overall reputation. It will also present the risk of undue financial and or legal liability to Beeline as a whole.

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Code of Conduct and Ethics

It is required that each and every Beeline employee ensures that they are cognizant at all times of the consequences of any actions they take, as well as to make every effort to make good, ethical judgments in any situation that may arise. Examples of unethical actions that will adversely impact the company’s assets are:

●	Improper, non-transparent and inadequate recordkeeping practices
●	Knowingly providing inaccurate financial reporting or records to requestors
●	Misuse of company technology or in a manner non-compliant IT/IS policy
●	Intentionally misleading Regulators, Investors, Auditors and or Shareholders
●	Unauthorized use of office space or facilities for personal activities
●	Knowingly mishandling sensitive company data or customer PII
●	Taking another employee’s personal items or tools without permission

An organization’s ethics and its reputation is closely tied to how they conduct themselves in a public, visible forum. Utilization of company assets such as technology, physical facilities, confidential data and financial reporting are just some of the highly visible sources that project its ethical makeup to a wide audience. Intentional or unintentional misuse of any of these will most likely result in an adverse impact on the company’s overall reputation. As such, it is every employees’ duty to ensure that they conduct themselves in accordance with the company’s ethical standards, its policies and procedures and to keep a watchful eye out for any activities that take place which can undermine these.

11.	Confidentiality

In carrying out the Company’s business, employees, officers, and directors may learn confidential or proprietary information about the Company or third parties. Employees, officers and directors must maintain the confidentiality of all information entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, for example, any nonpublic information concerning the Company, including its business, properties, financial performance, results or prospects, and any nonpublic information provided by a third party with the expectation or contractual agreement that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Employees, officers and directors are required to secure from unauthorized access and public view documents under their control that contain confidential or proprietary information. When such information is discarded, appropriate steps must be taken to ensure proper and complete destruction.

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In addition, employees, officers, and directors are prohibited from taking confidential or proprietary information with them upon termination of employment with the Company or from using or disclosing such information for any purpose elsewhere, including with a different employer or company. Any confidential or proprietary information must be promptly returned to the Company upon termination of employment or affiliation with the Company.

12.	Fair Dealing

Company policy is to conduct business fairly through honest business competition and the Company does not seek competitive advantages through unethical or illegal business practices. Each employee, officer, and director should endeavor to deal fairly with the Company’s stockholders, service providers, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts, or any other practice involving unfair dealing.

13.	Rules of the Workplace

Beeline provides its employees with a safe, secure, and energetic environment to work in. Executive Management is highly supportive of their employees, encouraging creativity and providing them with the resources and best available technology for them to work at a highly productive level.

Since the work environment is structured to be entrepreneurial, as well as energetic and highly productive, the employee guidelines for the dress code, attendance/time away from work and employee conduct in the office facility are pretty simple and straightforward.

13.1.	Employee Dress Code and Hygiene

Beeline promotes a casual dress work environment in its office facilities, as well as for any online meetings, video conferences or other virtual-related business activities. All employees are expected to dress appropriately for the environment and the activities they will be working in and or on each day.

●	Footwear should be respectable, comfortable and well-maintained.
●	All attire worn should present a respectable appearance.
●	In the warm, summer months, employees may also elect to wear clothing that aligns best with the season (shorts, respectable tee shirts, sandals etc.).

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Code of Conduct and Ethics

Exceptions to these guidelines are if an employee is presenting at or attending an event outside of the office, meeting with a customer in person, they should dress according to the attire required and appropriate for such. If it is a business meeting, a more formal attire may be required unless the meeting organizer communicates otherwise.

All employees are expected to maintain a clean, presentable appearance when working in the office or in a public setting (external meetings, events, etc). Good hygiene is recommended for all employees as it promotes a healthy well being and appearance, as well as a clean, sanitary work environment.

13.2.	Attendance/Time Away From the Worksite

All employees are expected to be in attendance or available at the locations they are designated to work from each day. In many instances, employees will either be working remotely from home, from a Beeline office in another state or they will be coming into the office on that day. Hourly Employees are expected to comply with clock in requirements per the Employee Handbook.

Please see the Employee Handbook for further guidance related to attendance and time off.

14.	Specific Written Agreements

To the extent there is any conflict or inconsistency between the provisions of this Code and any specific written agreements with the Company (which agreements are, have been or will be approved by the Company’s board of directors), the terms of such written agreements will control the conduct of the parties and such conduct will not be considered to be in conflict with any provisions of this Code.

15.	Enforcement

All Beeline employees are required to adhere to the criteria established in this policy. Any employee, vendor or contractor found to have violated or circumvented this policy will be subject to disciplinary action as deemed appropriate by Beeline Management, up to and including termination.

16.	Administration

This policy will be reviewed and approved by the Executive Management Team of Beeline at least annually and will ensure that all applicable additions, changes or other updates needed related to Beeline’s compliance, systems, operations or vendor requirements are completed on a timely basis. All changes to this policy will be promptly communicated to all employees. The General Counsel & COO is the Executive primarily responsible for the oversight of this policy, approving ongoing changes to it and ensuring that it is maintained as current at all times.

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